Exhibit 22

Subsidiary Issuer of Guaranteed Securities

As of March 31, 2024, the following registered notes issued by IBM International Capital Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore and a 100% owned “finance subsidiary” (as described by the U.S. Securities and Exchange Commission in Rule 13-01(a)(4)(vi) of Regulation S-X) of International Business Machines Corporation (“IBM”), were fully and unconditionally guaranteed by IBM: 4.700% Notes due 2026, 4.600% Notes due 2027, 4.600% Notes due 2029, 4.750% Notes due 2031, 4.900% Notes due 2034, 5.250% Notes due 2044 and 5.300% Notes due 2054.